Exhibit 99.1
Allied Healthcare International Inc. Announces Grant
of Stock Appreciation Rights to Chief Executive Officer
NEW YORK— April 27, 2009 — Allied Healthcare International Inc. (Nasdaq: AHCI; AIM: AHI) announced that the Board of Directors of Allied Healthcare, upon the recommendation of the Compensation Committee, made a grant of 566,135 stock appreciation rights to Alexander (Sandy) Young, the Chief Executive Officer of Allied Healthcare. The stock appreciation rights will vest on September 30, 2011 and will be settled in shares of common stock of Allied Healthcare. The exact amount of stock appreciation rights to be awarded to Mr. Young will be dependent on the average growth during the period from October 1, 2009 through September 30, 2011 in sales, earnings per share and earnings before interest, taxes and amortization (EBITA) of Allied Healthcare as compared to the base year ended September 30, 2007. However, the potential maximum value of the stock appreciation rights (when aggregated with the value of the vested portion of the option to purchase 200,000 shares of Allied Healthcare common stock held by Mr. Young) will be capped at three million pounds (£3,000,000). The anticipated grant of the stock appreciation rights was previously disclosed by Allied Healthcare in its Current Report on Form 8-K that was filed with the Securities and Exchange Commission on January 14, 2008 in connection with Mr. Young’s appointment as the Chief Executive Officer of Allied Healthcare.
Forward-Looking Statements
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals and other healthcare facility clients on terms attractive to Allied; the general level of patient occupancy at clients’ hospitals and healthcare facilities; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Allied Healthcare International Inc.
Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately one hundred branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals.
Allied Healthcare International Inc.
Sandy Young, Chief Executive Officer
Paul Weston, Chief Financial Officer
UK 00-44-1785 810-600
sandyyoung@alliedhealthcare.com
paulweston@alliedhealthcare.com
or
The Investor Relations Group
Adam Holdsworth
212-825-3210
or
Cenkos Securities plc (Nominated Advisor)
Elizabeth Bowman
London: 00-44-20-7397-8928
or
Ian Soanes
London: 00-44-20-7397-8924